Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-117842) and Registration Statement on Form S-8 (File No. 333-100630) of First Industrial, L.P. of our report dated March 16, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations as discussed in Note 20, as to which the date is September 18, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP
Chicago, Illinois

September 18, 2006

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